Exhibit (m)(13)

SHAREHOLDER SERVICES AGREEMENT

THIS SHAREHOLDER SERVICES AGREEMENT is effective as of December 13, 2013, by and between ING Institutional Plan Services, LLC, a Delaware limited liability company having a principal place of business at 30 Braintree Hill Office Park, Braintree, Massachusetts 02184 and its affiliates (collectively, “ING”) and GMO Series Trust, a Massachusetts business trust having a principal place of business at 40 Rowes Wharf, Boston, Massachusetts 02110 (the “Company”).

WHEREAS, ING has been retained by the sponsor, administrator, or employer (the “Sponsor”) of one or more qualified, eligible, or tax-conditioned employee benefit plans or arrangements (each a “Plan” and, collectively, the “Plans”), to provide recordkeeping and related administrative services on behalf of such Plans and the participants under such Plans (the “Participants”), including daily valuation and processing of orders for investment and reinvestment of assets in the various investment options available under the Plans;

WHEREAS, the Company is an investment company with multiple series as listed on Attachment A (each a “Fund”, collectively the “Funds”) that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, ING has been requested by the Sponsors of such Plans to offer as investment options under such Plans one or more of the Funds; and

WHEREAS, on the terms and conditions hereinafter set forth, the parties desire to make shares of the Funds available as investment options under the Plans and to retain ING to perform certain administrative services on behalf of the Funds, and ING is willing and able to furnish such services.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.	Transactions in the Funds. Subject to the terms and conditions of this Agreement, the Company or its designated agent will make shares of the Funds available to be purchased, exchanged or redeemed by or on behalf of the Plans at the net asset value applicable to each order. ING agrees to use reasonable efforts to notify the Company or its designated agent three weeks’ prior to the initial purchase and/or exchange for any Fund. The Funds’ shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by ING to correspond with investment instructions (“Instructions”) received by ING from the Participants, and such Instructions shall be submitted in accordance with this Agreement, which incorporates specific requirements from the Company’s Prospectus and Statement of Additional Information. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds. The Company and its designated agent agree to waive any and all loads and fees, other than redemption fees as set forth in Section 8. The Company and its designated agent further agree to waive any restrictions related to the size of any transactions.

2.	Administrative Services. ING agrees to provide the administrative services for the Plans and Plan Participants as specified in Attachment B attached hereto (the “Administrative Services”). Neither the Company nor the Company’s agent shall be required to provide Administrative Services for the benefit of the Plans or Plan Participants. ING’s representatives shall not make any statements that indicate otherwise to Participants or representatives of any Plan. ING agrees that it will maintain and preserve all records as required by applicable law or its agreements with Plan Sponsors to be maintained and preserved in connection with providing the Administrative Services and will otherwise comply with all laws, rules and regulations applicable to the provision of the Administrative Services.

3.	Processing and Timing of Plan Transactions.

(a)	ING, the trustee, custodian or other designee of a Plan shall be the sole shareholder of Fund shares purchased for the Plan pursuant to this Agreement (hereinafter, the “Record Owner”). The Record Owner shall properly complete any applications or other forms required by the Company or its designated agent for the purposes of establishing or maintaining an account.

(b)	In those instances where ING places net purchase and/or redemption orders with the Funds to correspond with Instructions received by ING from the Participants via the National Securities Clearing Corporation’s Defined Contribution Clearance and Settlement Services, (the “DCCS”), ING and the Company or its designated agent will utilize the procedures listed in but not limited to those specified in Attachment C attached hereto (the “Automated Trading Procedures”). ING shall use its best efforts to notify the Company twenty-four (24) hours’ prior to any trades which exceed $1 million.

(c)	To the extent that ING places net purchase and/or redemption orders with the Funds to correspond with Instructions received by ING from the Participants but does not utilize the DCCS, ING and the Company or its designated agent will adhere to either proprietary transmissions procedures or the procedures listed in but not limited to those specified in Attachment D attached hereto (the “Manual Transaction Procedures”).

4.	Prospectus and Proxy Materials.

(a)	The Company shall provide to the Record Owner on behalf of the Plans one complete copy of the proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Funds’ shareholders. The Company will also provide to ING an electronic copy of all such documents suitable for posting on ING’s website. To the extent permitted by applicable law and its agreements with Sponsors, ING agrees to use reasonable efforts to allow for electronic delivery of all Funds’ documents.

(b)	The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Funds to the Plans or their Participants shall be paid by either ING, the Plans, or the Plan Sponsors, as determined by ING’s agreements with the Plan Sponsors, and shall not be the responsibility of Company.

5.	Compensation.

(a)	In consideration of the Administrative Services and performance of all other obligations under this Agreement, including those in Section 8 if applicable, by ING, the Company will pay to ING a fee (the “Administrative Services Fee”) as specified in Attachment A.

(b)	It is agreed that the Administrative Services Fee provided under this Section 5 shall be payable as described in Attachment A. The parties agree that the payments by the Company to ING are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs for sales or of distribution, except as expressly stated in Attachment A.

(c)	To the extent possible, the payment for the fees in Attachment A will be transmitted electronically to ING pursuant to directions provided by ING. Otherwise all payments by the Company shall be made by a check payable to ING and mailed to the following address or such other address as ING may notify the Company from time to time:

ING

Accounts Receivable

P.O. Box 5518

Boston, MA 02205-8911

6.	Representations.

(a)	ING represents and warrants that it is: (1) a limited liability company organized under the laws of the state of Delaware; (2) in good standing in that jurisdiction; (3) in compliance with all applicable federal and state laws; (4) duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during this Agreement. ING further represents that it is authorized under an agreement with each Plan to implement the investment of Plan assets in the name of the Plan in shares of the Funds as directed by Participants, and to provide the Administrative Services for such Plan consistent with the terms of this Agreement, and that it has full power and authority to enter into and perform this Agreement. ING also represents that it will promptly notify the Company in the event that ING is for any reason unable to perform any of its obligations under this Agreement.

(b)	The Company represents that it has full power and authority to enter into and perform this Agreement. The Company also represents that it will promptly notify ING in the event that the Company or its designated agent is for any reason unable to perform any of its obligations under this Agreement.

7.	Additional Covenants.

(a)	ING shall comply with all federal securities laws applicable to its performance of services contemplated by this Agreement.

(b)	ING shall not, without notice to the Company, make representations concerning the shares of the Funds except those contained in the then-current prospectus and in current printed sales literature approved by the Company or the Funds. Notwithstanding the foregoing, the Company acknowledges that ING may obtain from third-party distributors of information (e.g. Lipper Analytical Services) performance information regarding the Funds and, further, utilize such performance information. ING acknowledges that the Company is not responsible for, and will not incur any liability under this Agreement in connection with the accuracy of the information obtained from a third-party distributor of information.

(c)	ING agrees to provide information to the Company as may be reasonably required to assist the Company in satisfying its Blue Sky compliance obligations.

(d)	The Company shall comply with all laws, rules and regulations applicable to it as a result of the transactions contemplated by this Agreement.

8.	Redemption Fees, Trade Restrictions, Market Timing, and Rule 22c-2.

(a)	ING acknowledges that the Company or the Funds may impose an investor-level redemption fee or trade restriction when shares of the Fund(s) are redeemed prior to the expiration of a specified holding period (the “Redemption Fees and/or Trade Restrictions”).

(b)	ING acknowledges that the Funds are intended as long-term investment vehicles and that market-timing or other abusive trading in the Funds by certain shareholders may negatively impact remaining shareholders within the Funds; ING agrees to reasonably cooperate with the Company and the Funds, as described in Attachment E, in their efforts under the Company’s policy to monitor and prevent such abusive trading.

(c)	ING’s obligations with respect to the provision of certain shareholder information, as required by Rule 22c2, shall be governed solely by the provisions of Attachment E.

9.	Use of Names. Except as otherwise expressly provided for in this Agreement, neither the Company nor the Funds shall use any trademark, trade name, service mark or logo of ING, or any variation of any such trademark, trade name, service mark or logo, without ING’s prior written consent, which consent may be unreasonably withheld. Except as otherwise expressly provided for in this Agreement or as otherwise necessary to perform services contemplated under this Agreement, ING shall not use any trademark, trade name, service mark or logo of the Funds or the Company, or any variation of any such trademark, trade name, service mark or logo without the prior written consent of the Company, as appropriate, which consent may not be unreasonably withheld.

10.	Confidentiality. The parties agree to keep confidential all proprietary data software, processes, information and documentation related to and received pursuant to this Agreement, and shall not voluntarily disclose such information to any other party except as may be required by law, and shall not use such information except as necessary to perform services hereunder. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder other than materials or information required to be retained by such party under applicable laws or regulations.

To the extent required by applicable law, the parties will maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data transmitted to another party or its designees or agents in accordance with Section 248.11 of Regulation S-P (17 CFR 248.1-248.30) (“Reg S-P”), and any other applicable federal or state privacy laws and regulations, including without limitation 201 CMR 17.00 et seq. and applicable security breach notification regulations. The parties shall require that their designees or agents comply with terms and conditions related to the protection of information at least as protective of as those set forth herein. At all times, the parties’ shall remain responsible and liable for such entities’ compliance with the confidentiality provisions set forth herein.

11.	Indemnification.

(a)	ING agrees to indemnify and hold harmless the Company, its affiliates, and each of its officers, trustees, directors, employees and agents against any losses, claims, damages, liabilities, suits or actions to which any one of them may become subject insofar as those losses, claims, damages, liabilities, suits or actions in respect thereof arise out of (i) ING’s negligence, bad faith or willful misconduct in performing its obligations hereunder, (ii) any material breach by ING of any provision of this Agreement, including any breach by ING of a representation or warranty made in this Agreement or (iii) the Company’s acceptance of and reliance on any transaction or account maintenance information from ING.

(b)	The Company agrees to indemnify and hold harmless ING, its affiliates, and each of its officers, employees and agents against any losses, claims, damages, liabilities, suits or actions to which any one of them may become subject insofar as those losses, claims, damages, liabilities, suits or actions in respect thereof arise out of (i) the Company’s negligence, bad faith or willful misconduct in performing its obligations hereunder, or (ii) any material breach by the Company of any provision of this Agreement, including any breach by the Company of a representation or warranty made in this Agreement or (iii) ING’s acceptance of and reliance on any transaction or account maintenance information from the Company.

(c)	Promptly after receipt by a party entitled to indemnity under this Section (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof, but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Party otherwise. In case any such action is brought against any Indemnified Party, and it notified the indemnifying party thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof. After notice from the indemnifying party of its intention to assume the defense of an action, the Indemnified Party will bear the expense of any additional counsel obtained by it and the indemnifying party will not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

(d)	Each party represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement.

12.	Limitation of Liability.

(a)	Notwithstanding anything contained herein to the contrary, the Company agrees that it is responsible with respect to liability (excluding special, indirect or consequential damages, or lost profits or loss of business) to which ING shall be subjected as a result of the Company’s action or failure to act in the performance of its duties hereunder including liability arising from (i) ING’s compliance with any direction given in accordance with this Agreement by the Company, (ii) ING’s reliance on any information provided pursuant to this Agreement by the Company including, without limitation, any applicable net asset value, dividend, capital gains or mil rate information provided by the Company, or (iii) ING’s failure to act resulting from the failure of the Company to provide necessary information or directions on a timely basis as requested by ING or as contemplated under this Agreement.

(b)	ING agrees that it is responsible with respect to any liability or claim of liability (excluding consequential damages) to which the Company shall be subjected as a result of ING’s action or failure to act in the performance of its express duties hereunder.

(c)	Notwithstanding (a) or (b) above, neither ING nor the Company shall be responsible with respect to any liability arising from acts or omissions by the Funds, their transfer agent or any fiduciary or Plan Sponsors.

13.

Force Majeure. Except for payment obligations hereunder, in the event that either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, including, without limitation, acts of governmental or military authority, national emergencies, market closures, bank closures or temporary suspension of banking business, suspension of trading on national stock exchanges, labor unrest, strikes and lockouts, insurrection, acts of war or terrorism, riots, epidemics, failure or unavailability of transportation, communication or power supply, fire, flood, earthquake or other catastrophe, extreme market volatility or trading volumes, such party shall not be liable to the other party for any damages resulting from such failure to perform or otherwise from such causes. Notwithstanding the foregoing, this clause shall not excuse the parties from having reasonable disaster recovery plans in place.

14.	Choice of Law. This Agreement will be governed and construed according to the laws of The Commonwealth of Massachusetts without giving effect to the principles of conflict of law thereof.

15.	Amendment. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

16.	Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, sent by express delivery or registered or certified mail (return receipt requested) or sent by facsimile in accordance with procedures established by agreement of the parties hereto, and shall be addressed to a party either at the address below or at another address specified by it in a notice to the other parties hereto.

To ING:	ING Institutional Plan Services, LLC 30 Braintree Hill Office Park Braintree, MA 02184 Attn: Legal Department

To the Company:	GMO Series Trust
c/o Grantham, Mayo, Van Otterloo & Co. LLC
40 Rowes Wharf
Boston, Massachusetts 02110
Attn: DC Operations with a copy to the Legal Department

Any notice, demand or other communication given in a manner prescribed in this Section 16 shall be deemed to have been delivered on receipt.

17.	Successors and Assigns. This Agreement may not be assigned (except to an entity having the same ultimate ownership and the ability to perform services contemplated under this Agreement) without the written consent of all parties to this Agreement at the time of such assignment. The assignment of this Agreement shall not change the obligations, rights or responsibilities under this Agreement and it shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

18.	Termination. This Agreement may be terminated by any party (i) upon ninety (90) days’ prior written notice to the other parties or (ii) immediately upon written notice to the other parties in the event that:

(a)	ING becomes unable for any reason to perform the services contemplated by this Agreement; or

(b)	The Funds cease to be investment alternatives under the Plans; or

(c)	A material breach by a party occurs, which material breach is not cured within thirty (30) days after notice from the other party.

(d)	Termination of this Agreement shall not affect the respective obligations of the parties to make settlement on purchase and/or redemption orders under Section 3 and accompanying Attachments or provide compensation under Section 5 with respect to services provided by ING prior to such termination, and shall not affect the Funds’ obligation to maintain the accounts in the name of any Plan or any successor trustee or recordkeeper for such Plan. Following termination, the Company shall not have any Administrative Services payment obligation to ING.

19.	Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

20.	Survival. The provisions of Sections 2 (Administrative Services)(solely with respect to the maintenance of reports as required by applicable law), 9 (Use of Names), 10 (Confidentiality), and 11 (Indemnification) of this Agreement shall survive termination of this Agreement.

21.	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

22.	Waiver and Severability.

(a)	A waiver of a breach or default under this Agreement shall not be a waiver of any other breach or default. Failure or delay by a party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such terms or conditions.

(b)	If any provision contained in this Agreement should be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23.	Entire Agreement. This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter dealt with herein and supersedes all previous agreements, written or oral, with respect to such matters. Nothing contained in this Agreement is intended to convey rights to any third parties such as Plans, Plan Participants, or trusts.

24.	Anti-Money Laundering. Each party represents and warrants that it has adopted an antimoney laundering program (“AML Program”) that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the “PATRIOT Act,” and together with the Bank Secrecy Act, the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, FINRA or any other applicable self-regulatory organization (collectively, “AML Rules and Regulations”). Each party further represents that its AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are tailored to its particular business, (5) will include a customer identification program consistent with the rules under section 326 of the Act, (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for screening all new and existing customers against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the Act, and (8) allows for appropriate regulators to examine each party’s AML books and records.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first set forth above.

ING INSTITUTIONAL PLAN SERVICES, LLC		GMO SERIES TRUST, ON BEHALF OF THE FUNDS LISTED ON SCHEDULE A, SEPARATELY AND NOT JOINTLY*

By:	/s/ Michelle Sheiowitz	By:	/s/ Megan Bunting
Name:	Michelle Sheiowitz	Name:	Megan Bunting
Title:	Vice President	Title:	Vice President and Asst. Clerk

*	GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding only upon the assets and property of that series.

Attachment A

AVAILABLE FUNDS AND APPLICABLE FEE

Except as otherwise specified below, this Agreement applies to all Funds and shares of Funds that are offered by the Company or any of the Company’s affiliates.

For services rendered by ING under this Agreement, ING shall receive the following fees:

FUND	Share Class	CUSIP #	12b-1 Fee
GMO Benchmark Free Allocation Series Fund R4	R4	380131417	25

GMO Benchmark Free Allocation Series Fund R5	R5	380131391	10

GMO Benchmark Free Allocation Series Fund R6	R6	380131383	0

GMO Core Plus Bond Series Fund R4	R4	380131649	25

GMO Core Plus Bond Series Fund R5	R5	380131631	10

GMO Core Plus Bond Series Fund R6	R6	380131623	0

GMO Emerging Countries Series Fund R4	R4	380131672	25

GMO Emerging Countries Series Fund R5	R5	380131664	10

GMO Emerging Countries Series Fund R6	R6	380131656	0

GMO Foreign Fund Series Fund R4	R4	380131714	25

GMO Foreign Fund Series Fund R5	R5	380131698	10

GMO Foreign Fund Series Fund R6	R6	380131680	0

GMO Global Asset Allocation Series Fund R4	R4	380131441	25

GMO Global Asset Allocation Series Fund R5	R5	380131433	10

GMO Global Asset Allocation Series Fund R6	R6	380131425	0

GMO Global Equity Allocation Series Fund R4	R4	380131474	25

GMO Global Equity Allocation Series Fund R5	R5	380131466	10

GMO Global Equity Allocation Series Fund R6	R6	380131458	0

GMO International Bond Series Fund R4	R4	380131615	25

GMO International Bond Series Fund R5	R5	380131599	10

GMO International Bond Series Fund R6	R6	380131581	0

FUND	Share Class	CUSIP #	12b-1 Fee
GMO International Equity Allocation Series Fund R4	R4	380131516	25

GMO International Equity Allocation Series Fund R5	R5	380131490	10

GMO International Equity Allocation Series Fund R6	R6	380131482	0

GMO International Opportunities Equity Allocation Series Fund R4	R4	380131375	25

GMO International Opportunities Equity Allocation Series Fund R5	R5	380131367	10

GMO International Opportunities Equity Allocation Series Fund R6	R6	380131359	0

GMO Quality Series Fund R4	R4	380131409	25

GMO Quality Series Fund R5	R5	380131508	10

GMO Quality Series Fund R6	R6	380131607	0

GMO U.S. Core Equity Series Fund R4	R4	380131102	25

GMO U.S. Core Equity Series Fund R5	R5	380131201	10

GMO U.S. Core Equity Series Fund R6	R6	380131300	0

Attachment B

ADMINISTRATIVE SERVICES

ING shall perform Administrative Services required by this Agreement regarding a Plan, including the following:

1.	Maintain separate records for each Participant under the Plan, which records shall reflect the shares purchased and redeemed and share balances of such Participants. The Company will maintain a single master account with each Fund on behalf of the Plan and such account shall be in the name of ING (or its nominee) or the trustee or custodian of the Plan (or its nominee) as the record owner of shares owned by the Plan.

2.	Disburse or credit to the Plan all proceeds of redemptions of shares of the Funds and all distributions not reinvested in shares of the Funds.

3.	Prepare and transmit to the Plan and/or Participants, as required by law or the Plan’s service agreement, periodic statements showing the total number of shares/units owned by the Participants as of the statement closing date, purchases and redemptions of Fund shares/units by the Participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the Plan.

4.	Transmit purchase and redemption orders to the Funds on behalf of the Plan in accordance with the procedures set forth in Section 3 and Attachment C or D, as applicable, to this Agreement.

5.	Distribute to the Plan and/or Participants, as appropriate, copies of the Funds’ prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

6.	Maintain and preserve all records that applicable law requires ING to maintain and preserve in connection with providing the Administrative Services for the Plan.

7.	Reconcile transaction activity promptly, in accordance with ING’s standard practices and its agreements with Plans Sponsors.

Attachment C

AUTOMATED TRADING PROCEDURES

1.	ING or its agent will place and the Company or its designated agent will accept orders for a net purchase or net redemption of the Fund shares under the rules of the DCCS.

2.	For all daily valuation investments, the Company or its designated agent will provide to ING on each day the New York Stock Exchange (the “Exchange”) is open for business (each a “Business Day”) the Funds’ net asset value, dividend and capital gains information, as applicable, and, in the case of income funds, the daily accrual for interest rate factor (mil rate) determined as of the close of regular trading on the Exchange (currently 4:00 p.m. Eastern Time) (the “Close of Trading”). The Company or its designated agent will use reasonable efforts to provide such information to ING no later than 7:00 p.m. Eastern Time, or by such other deadline as mutually agreed upon, on each Business Day. In the event the pricing information is not available by 7:00 p.m. Eastern Time, the Company will communicate to ING the anticipated delivery for pricing.

3.	On each Business Day, ING may receive instructions from the Plans and/or Participants for the purchase or redemption of shares of the Funds (“Orders”). Orders received and accepted by ING prior to the Close of Trading on any given Business Day (but after the Close of Trading on the immediately preceding Business Day) (the “Trade Date”) will be transmitted to the Company or its designated agent consistent with the requirements of DCCS and by a time no later than 7:30 a.m. Eastern Time on the next Business Day (“Trade Date + 1”) and will be executed by the Company or its designated agent at the net asset value determined as of the Close of Trading on the Trade Date.

4.	ING represents that Instructions received after the Close of Trading on any given Business Day will be transmitted to the Company or its designated agent on the next Business Day using that day’s net asset value. Net settlement shall occur within the requirements of the DCCS Service.

5.	Company or its designated agent will transmit confirmations of such Orders via the DCCS by no later than 11:00 a.m. Eastern Time on Trade Date + 1.

6.	Settlement of all Orders handled outside of the NSCC processes shall occur via federal funds wire by no later than the end of the Business Day on Trade Date + 1, or as otherwise permitted in the Fund’s offering documentation. ING acknowledges that the Company reserves the right to suspend the right of redemption or postpone the date of payment upon redemption of shares as provided in accordance with the Company’s then effective prospectus.

7.	The Company or its designated agent will transmit to ING via the DCCS Networking those activity files reflecting all account activity including, but not limited to, closing account balances, purchases, redemptions, capital gains, dividends, price and share adjustments.

Such information shall be received by ING by no later than the Business Day next following Trade Date + 1 (“Trade Date + 2”).

8.	If due to system error ING is unable to process Orders for net purchases or net redemptions of the Fund under the rules of the DCCS, or in the event that the DCCS system is not available or ING is unable to process orders for net purchases and/or net redemptions of the Fund via the DCCS, then ING shall follow the Manual Transaction Procedures listed on Attachment D.

Attachment D

MANUAL TRANSACTION PROCEDURES

1.	The parties shall follow the procedures set forth on this Attachment D for manual processing.

2.	For all daily valuation investments, the Company or its designated agent will provide to ING on each day the New York Stock Exchange (the “Exchange”) is open for business (each a “Business Day”), the Funds’ net asset value, dividend and capital gains information, as applicable, and, in the case of income funds, the daily accrual for interest rate factor (mil rate) determined as of the close of regular trading on the Exchange (currently 4:00 p.m. Eastern Time) (the “Close of Trading”). The Company or its designated agent will provide such information to ING via facsimile or such other means as mutually agreed upon by no later than 7:00 p.m. Eastern Time on each Business Day.

3.	On each Business Day, ING may receive instructions from the Plans and/or Participants for the purchase and/or redemption of shares of the Funds (“Orders”). Orders received and accepted by ING prior to the Close of Trading on any given Business Day (but after the Close of Trading on the immediately preceding Business Day) (the “Trade Date”) will be transmitted to the Company or its designated agent by 8:00 a.m. Eastern Time on the next Business Day (“Trade Date + 1”) and will be executed by the Company or its designated agent at the net asset value determined as of the Close of Trading on the Trade Date.

4.	As mutually agreed upon by the parties, the Company or its designated agent will either provide confirmations of such Orders (i.e. acknowledgements) or provide ING with remote access to account information in order to enable ING to confirm transactions on a daily basis.

5.	Settlement of all Orders, including payment for purchases, shall occur via federal funds wire by no later than the end of the Business Day on Trade Date + 1, or as otherwise permitted in the Fund’s offering documentation. Payments for net purchase and/or net redemption Orders shall be made by wire transfer by the Plan (for net purchases) or by the Funds (for net redemptions) to the account designated by the appropriate receiving party. ING acknowledges and agrees that the Company reserves the right to suspend the right of redemption or postpone the date of payment upon redemption of shares as provided in accordance with the Company’s then effective prospectus.

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ATTACHMENT E

Provision of Certain Shareholder Information

1.	Agreement to Provide Information. ING agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by ING pursuant to this Agreement during the period covered by the request.

1.1.	Period Covered by Request. Requests must set forth a period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Funds may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing dilution of the value of outstanding Shares.

1.2.	Form and Timing of Response.

1.2.1.	ING agrees to provide, promptly upon request of the Fund, the requested information specified in Section 1. If requested by the Fund, ING agrees to use reasonable efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1 for those shareholders who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. ING additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

1.2.2.	Responses required by this section must be communicated in writing and in a format mutually agreed upon by the parties.

1.2.3.	To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.3.	Limitations on Use of Information. The Fund agrees not to use the information received from ING other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements, the receipt, use, handling and disposal of which is subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

2.	Agreement to Restrict Trading. ING agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions in the Fund’s Shares (directly or indirectly through ING’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

Unless otherwise specifically requested by the Fund, ING will not be required to restrict or prohibit the following types of transactions: (1) purchases of Fund Shares in connection with automated periodic or scheduled purchases of Fund Shares pursuant to a contractual arrangement such as a salary reduction agreement or other type of scheduled Plan contribution; (2) redemptions of Fund Shares in connection with automated periodic or scheduled redemptions of Fund Shares pursuant to a contractual arrangement such as a Plan benefit payment; and (3) transfers or exchanges or Fund Shares in connection with automated scheduled transfers or exchanges of Fund Shares, such as through a “dollar cost averaging” program, asset allocation program or periodic “account rebalancing” program.

Non-routine inquiries with respect to market timing or written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by any Shareholder that has been identified by the Fund as having engaged in transactions in Shares that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund (e.g., market timing and late trading policies) must be received by ING at the following email address, or such other email address and/or facsimile number that ING may communicate to the Fund in written correspondence from time to time:

c/o

ING Institutional Plan Services, LLC

30 Braintree Hill Office Park

Braintree, MA 02184

Attn: Legal Department

2.1.	Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2.	Timing of Response. ING agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by ING.

2.3.	Confirmation by ING. ING must provide written confirmation to the Fund that instructions have been executed. ING agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.	Definitions. For purposes of the Attachment E:

3.1.	The term “Fund” includes the Fund’s principal underwriter and Fund Agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

3.2.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held in accounts established by ING pursuant to this Agreement.

3.3.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by ING in nominee name; except:

3.3.1.	with respect to retirement plan recordkeepers, the term “Shareholder” means the Plan Participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; and

3.3.2.	with respect to insurance companies, the term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by ING.

3.4.	The term “written” includes electronic writings and facsimile transmissions.

3.5.	The term “purchase” does not include the automatic reinvestment of dividends.

3.6.	The term “promptly” as used in Section 1.2 will mean as soon as practicable but in no event later than 10 business days from ING’s receipt of the request for information from the Fund or its designee.